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EXHIBIT 1

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BREAKWATER RESOURCES LTD.
2004 SECOND QUARTER INTERIM REPORT
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


SIGNIFICANTLY HIGHER EARNINGS
QUARTER OVER QUARTER AND
DEAL CLOSES ON BOLIDEN WESTMIN
(CANADA) LTD.

        THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION                    Contained zinc production of 78,610 tonnes was in
AND RESULTS OF OPERATIONS OF BREAKWATER RESOURCES LTD.                 line with Breakwater's production forecast for the six
("BREAKWATER" OR THE "COMPANY") CONSTITUTES MANAGEMENT'S               months ended June 30, 2004. Total lead, copper and silver
REVIEW OF THE FACTORS THAT AFFECTED THE COMPANY'S FINANCIAL            production was better or in line with forecast. Gold
AND OPERATING PERFORMANCE FOR THE SECOND QUARTER AND SIX               production was lower than planned due to delays experienced
MONTHS ENDED JUNE 30, 2004, AND SHOULD BE READ IN                      in developing the higher grade gold zone at El Toqui.
CONJUNCTION WITH THE COMPANY'S MD&A INCLUDED IN THE 2003
ANNUAL REPORT.                                                                 Exploration activities continued at all mine sites
                                                                       during the quarter with particularly good results coming
        OVERVIEW                                                       from El Toqui.

        The Company realized significantly higher net                          During the second quarter, the second phase of
earnings of $4.4 million during the second quarter of 2004             diamond drilling on the Concordia deposit, three kilometres
compared with a net loss in the same period of 2003 of $1.1            northwest of the Toqui mine, continued to confirm the
million, before the one time gain of $10.3 million on the              presence of widespread high-grade zinc mineralization.
sale of the Lapa Properties in June of 2003. For the first             Thirteen of the nineteen holes drilled in the second quarter
six months of 2004 the Company realized net earnings of $6.6           encountered base and precious metal mineralization, with
million compared with a net loss of $2.6 million in the same           thicknesses ranging from 0.1 metres to 9.8 metres.
period of 2003 before the gain on the sale of the Lapa
Properties. The second quarter and six months of 2003 net                      The aim of this program is to add resources as well
losses included foreign exchange gains on the U.S. dollar              as to test the extent of the known mineralized manto and to
denominated debt of $4.7 million and $9.8 million                      identify additional high grade zones. During the winter
respectively.                                                          season, drill results will be integrated into a geological model for the purposes of geological interpretation and
        The Company realized an average zinc price of                  resource calculation.
US$1,006 per tonne in the second quarter of 2004 compared
with average prices of US$1,058 in the first quarter of 2004                   The deposit remains open to the northwest and
and US$785, US$768, US$810 and US$859 in the first, second,            southeast and mineralization encountered to date suggests
third and fourth quarters of 2003 respectively.                        the potential for multiple mineralized zones.

        The total cash costs per pound of payable zinc were                    At the Aserradero deposit, a new 4,000-metre drill
US$0.30 for the second quarter of 2004 (US$0.32 in 2003) and           program will commence in the third quarter of this year. The
US$0.32 for the first six months of 2004 (US$0.32 in 2003).            Aserradero deposit was accessed by a decline from the
The average realized price of zinc was US$0.46 per pound               existing Dona Rosa mine during the fourth quarter of 2003
during the second quarter of 2004 and US$0.47 for the six              and production commenced at that time. It is anticipated
months ended June 30, 2004 (See Non-GAAP Reconciliation).              that the area will contribute 25 percent of the planned mill feed for 2004 and will result in an increase in gold output
        As a result of higher metal prices and improved                to 20,000 ounces in 2004 from 2,500 ounces in 2003.
operating performance the contribution from mining
activities was $8.8 million for the second quarter, 2004                       The past three quarters (Q4-03, Q1-04 and Q2-04)
compared with a loss of $3.4 million in the second quarter             have seen stronger commodity prices and, despite the impact
of 2003. For the first six months of 2004, the contribution            of the weakening US dollar, this improved financial
was $15.2 million compared with a loss from mining                     performance. As well, improved performances at Bougrine and
activities of $7.2 million.                                            Bouchard-Hebert resulted in a reduction in the total cash
                                                                       costs per pound of payable zinc for the second quarter with costs year-to-date being US$0.32 per pound of payable zinc, which is on target. The Company continued its exploration
                                                                       programs in the mineral-rich El Toqui District.



Renewed Commitment to Growth                                     1                                        Breakwater Resources Ltd.
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        OUTLOOK                                                        months of 2004, gross sales revenue was $112.6 million on
                                                                       162,091 tonnes of concentrate sold compared with $114.6
        The Company recently announced that it had concluded           million on 206,019 tonnes sold for the same period in 2003.
the acquisition of 100% of the shares of Boliden Westmin               Sales of concentrate from Nanisivik were still being
(Canada) Ltd. ("BWCL") which owns, amongst other things,               completed in the first half of 2003. The gross sales revenue
100% of the Myra Falls zinc, copper, gold and silver mine              in 2004 approached the same levels as in 2003 despite the
located on Vancouver Island, BC.                                       reduction in volume of concentrate sold as metal prices in
                                                                       US dollars were stronger in 2004 than the previous year. The
        Breakwater has commenced managing the Myra Falls               stronger Canadian dollar partially offset the improved metal
operation and will, over the balance of 2004, integrate the            prices.
mine into Breakwater's organization and put into effect some
of the changes contemplated during the due diligence phase.                    SALES BY METAL IN CONCENTRATE

        As noted in Breakwater's news release at the time of                                      FIRST HALF        SECOND QUARTER
closing, management believes that the acquisition of Myra                                       2004     2003       2004      2003
Falls will:                                                            -----------------------------------------------------------
                                                                       Zinc - tonnes          65,251   80,095     29,733    47,450
  o     Add to Breakwater's EPS and CFPS, metal production             Lead - tonnes           5,100    7,804      2,481     3,663
        and mineral reserves.                                          Copper - tonnes         1,267    2,314        689       908
  o     Result in the proportion of gross sales revenue                Gold - ounces          12,698   13,993      5,449     4,973
        derived from the sale of copper concentrates                   Silver - ounces       565,351  869,318    233,373   421,862
        increasing from 3% to 14% at current metal prices.
  o     Increase Breakwater's overall size and position on
        the list of the world's zinc concentrate producers.                    GROSS SALES REVENUE BY METAL
  o     Add an additional mine with a minimum mine life of
        seven years, with a high probability of twelve                                            FIRST HALF        SECOND QUARTER
        years' mine life.                                              ($ millions)             2004     2003       2004      2003
  o     Increase Breakwater's zinc production by 68% over              -----------------------------------------------------------
        the period 2004 to 2010.                                       Zinc (US$)               67.5     62.1       29.9      36.5
  o     Increase Breakwater's copper, gold and silver                  Lead (US$)                4.3      3.5        2.0       1.6
        production by 367%, 139%, and 98% respectively.                Copper (US$)              3.3      3.8        1.9       1.5
  o     Increase Breakwater's net revenues by 85% over the             Gold (US$)                5.1      4.9        2.2       1.8
        period 2004 to 2010.                                           Silver (US$)              3.3      4.0        1.4       1.9
  o     Place Breakwater in a very favourable position for             Hedge settlements &
        product delivery to its valued Asian customers.                  mark-to-market
                                                                         adjustments             0.7        -        1.2         -
        Breakwater expects to continue with its exploration            -----------------------------------------------------------
programs in the mineral-rich El Toqui District and will                TOTAL GROSS SALES
proceed with further drilling on the Concordia property                  REVENUE (US$)            84.2     78.3     38.6      43.3
during the last two quarters of the year.                              Realized exchange rate   1.3367   1.4634   1.3596    1.4247
                                                                       -----------------------------------------------------------
        While it was concluded during the quarter that the             TOTAL GROSS SALES
Bougrine infrastructure in Tunisia could be used for other               REVENUE (C$)             112.6    114.6    52.5      61.7
industrial uses, namely a crushing and grinding plant for
clinker and to produce and distribute cement, more work is                     The Company periodically hedges against fluctuations
required. A detailed review of converting the surface                  in metal prices with the use of financial instruments
infrastructure to a crush, grind and distribution facility             (forward sales and options). Outstanding positions are
for clinker from a neighbouring cement plant will be                   marked-to-market at the end of each period. No metal hedging
reviewed with government officials in Tunisia with a                   was in place in the first half of 2003. At June 30, 2004,
decision to move to a full feasibility study expected in the           the following positions were outstanding:
third quarter of 2004.
                                                                                               STRIKE    QUANTITY             STRIKE
        As well, management will continue to pursue other              METAL       TYPE        PRICE     - OUNCES              DATES
opportunities to increase the Company's reserve and resource           -------------------------------------------------------------
base and production profile in the base metal sector during            SILVER      FORWARD     $7.75     397,000    JULY - DEC. 2004
the balance of 2004.
                                                                               NET REVENUE
STATEMENT OF OPERATIONS REVIEW
                                                                               For the second quarter of 2004, net revenue (gross
        GROSS SALES REVENUE                                            sales revenue less treatment charges, freight and marketing costs) decreased by 6 percent to $34.6 million from $37.0
        Gross sales revenue was $52.5 million in the second            million in the same period in 2003. The reduction in tonnes
quarter ended June 30, 2004 from 76,061 tonnes of                      of concentrate sold (76,061 versus 116,366 or 35% less) was
concentrate sold compared with $61.7 million on 116,366                the main reason for the lower net revenue. Treatment
tonnes sold in the same period of 2003. Over the first six             charges, (the amount paid to smelters for refining
                                                                       concentrates to produce metal) shipping and marketing costs per tonne of concentrate increased to $235 from $212 due to the impact of the price escalators triggered by the higher metal prices.

                                                                               For the six months ended June 30, 2004, net revenue
                                                                       increased by 10 percent to $74.0 million compared with



Renewed Commitment to Growth                                     2                                        Breakwater Resources Ltd.
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$67.5 million in the same period of 2003. The improved metal                  OTHER EXPENSES (INCOME)
prices more than offset the impact of fewer tonnes of
concentrate sold (162,091 versus 206,019, or 21% less) and                                       FIRST HALF        SECOND QUARTER
the slightly higher treatment and marketing costs of $239             ($ millions)             2004     2003       2004      2003
per tonne in 2004 versus $229 per tonne in 2003.                      -----------------------------------------------------------
                                                                      General and
        DIRECT OPERATING COSTS                                          administrative          5.5      2.9        3.5       1.5
                                                                      Interest and financing    0.2      1.6        0.1       0.9
        For the second quarter of 2004, the average cost per          Investment and other
tonne of concentrate sold decreased to $244 from $280 in                income                  0.1     (0.6)       0.1      (0.6)
2003. For the six months ended June 30, 2004, the average             Foreign exchange loss
cost per tonne of concentrate sold was $280 compared with               (gain) on US dollar
$286.                                                                   denominated debt        0.4     (9.8)         -      (4.7)
                                                                      -----------------------------------------------------------
        DIRECT OPERATING COSTS                                        TOTAL OTHER EXPENSES
                                                                        (INCOME)                6.2     (5.9)       3.7      (2.9)
                           FIRST HALF        SECOND QUARTER           Other non-producing
($ millions)             2004     2003       2004      2003             property costs          2.5     (9.2)       1.2      (9.8)
-----------------------------------------------------------           Income and mining
Bouchard-Hebert          17.1     20.7        6.2      10.6             taxes (recovery)          -      0.2       (0.4)      0.1
Nanisivik                   -      5.4          -       2.7           -----------------------------------------------------------
Bougrine                 11.0     10.5        4.7       7.9           TOTAL EXPENSE (INCOME)    8.7    (14.9)       4.5     (12.6)
El Mochito               12.0     16.3        5.1       9.1
El Toqui                  5.2      6.0        2.6       2.3
-----------------------------------------------------------                   CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE
Total                    45.3     58.9       18.6      32.6                   CHANGES IN NON-CASH WORKING CAPITAL ITEMS)

        OTHER EXPENSES (INCOME)                                               Cash provided from operating activities, before
                                                                      changes in non-cash working capital items, increased by $9.6
        Other expenses were $3.7 million in the second                million dollars in the second quarter of 2004 to $12.0
quarter of 2004 compared with income of $2.9 million for the          million from $2.4 million the same period of 2003. For the
same period in 2003. General and administrative expenses              first half of 2004, the cash provided from operating
increased by $2.0 million due mainly to the Company's                 activities increased by $18.5 million to $21.7 million from
adoption of the Canadian Institute of Chartered Accountants           $3.2 million in the first six months of 2003. This
("CICA") Handbook Section 3870 - "Stock-Based Compensation"           improvement over the prior period was due to higher realized
($0.5 million), a reassessment of Quebec corporation taxes            prices for all metals in 2004.
for the years 2000 to 2003 ($0.6 million) and higher
compensation and business development costs. Interest and                     CASH PROVIDED FROM OPERATING ACTIVITIES
financing expenses decreased by $0.8 million and there was                    (before changes in non-cash working capital items)
no foreign exchange gain on US dollar denominated debt
compared with a gain of $4.7 million in 2003. Both changes                                       FIRST HALF        SECOND QUARTER
reflect the fact that the US dollar debt was repaid in                ($ millions)             2004     2003       2004      2003
January 2004.                                                         -----------------------------------------------------------
                                                                      INCOME (LOSS) FROM
        For the six months ended June 2004, other expenses              MINING ACTIVITIES      15.2     (7.2)       8.8      (3.4)
were $6.2 million compared with income of $5.9 million in             Other income (expenses) (6.2)      5.9       (3.7)      2.9
the same period of 2003. The differences for the six month            Other non-producing
period were essentially the same as for the second quarter,             property income
with the largest component being the $9.8 million foreign               costs                 (2.4)      9.2       (1.1)      9.8
exchange gain on US dollar denominated debt in 2003.                  Income and mining
                                                                        taxes                    -      (0.1)       0.4      (0.1)
     OTHER NON-PRODUCING PROPERTY COSTS                               -----------------------------------------------------------
                                                                      NET EARNINGS (LOSS)      6.6       7.8        4.4       9.2
        Other non-producing properties costs, which include           Reclamation
care and maintenance costs for the Caribou, Langlois and                expenditures          (0.5)     (1.5)      (0.2)     (0.7)
Nanisivik properties as well as exploration costs were $1.2           Non-cash expenses       15.6      (3.1)       7.8      (6.1)
million in the second quarter of 2004 compared with $0.6              -----------------------------------------------------------
million in the second quarter of 2003 before the gain of              CASH PROVIDED FROM
$10.3 million on the sale of the Lapa Properties recorded in            OPERATING ACTIVITIES
June 2003. The increase in 2004 reflects an additional year             (before changes in
of holding costs for the Nanisivik property as the Company              non-cash working
awaited the government's decision on the final use of the               capital items)        21.7       3.2       12.0       2.4
facilities.

                                                                      LIQUIDITY AND FINANCIAL POSITION REVIEW

                                                                           WORKING CAPITAL

                                                                              Cash and cash equivalents were $34.0 million at June
                                                                      30, 2004 compared with $6.4 million at December 31, 2003.
                                                                      Working capital was $63.2 million compared with $36.8
                                                                      million at the end of 2003. These improvements are directly related to the completion of the equity issue in January
                                                                      2004 and funds generated from operating activities. Working

Renewed Commitment to Growth                                     3                                        Breakwater Resources Ltd.
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capital at June 30, 2004 was reduced by $8.6 million as                285.8 million at December 31, 2003. This increase resulted
certain reclamation liabilities related to the Nanisivik,              from the share issue in January 2004 (57.1 million), with
Bougrine and Bouchard-Hebert mines were reclassified as                the balance (1.6 million) from the exercise of options and
current liabilities because the related work is planned for            warrants and pursuant to the employee share purchase plan.
the next 12 months.
                                                                               Shareholders' equity was $144.5 million at June 30,
        DEBT                                                           2004, compared with $96.2 million at December 31, 2003, an increase of $48.3 million, reflecting net earnings of $6.6
        Total debt was $2.1 million at June 30, 2004, down             million, proceeds from equity issued of $37.5 million, an
from $25.8 million at the end of 2003. During the six months           increase in the cumulative translation adjustment of $3.4
ended June 30, 2004, the Non-Revolving Facility (US$12.1               million and an increase in the contributed surplus of $0.8
million) and Revolver (US$5.0 million) were fully repaid               million.
(the Revolver remains available to be drawn against up to
US$25.0 million, subject to metal prices and inventory                         CAPITAL EXPENDITURES
levels). As well, $1.0 million owed to Dundee Securities
Corporation and $0.7 million in the form of a prepayment for                   Total capital expenditures were $6.5 million in the
zinc concentrates, were repaid.                                        second quarter and $11.5 million for the first six months.
                                                                       Of the $11.5 million $7.4 million was spent on sustaining
        RECLAMATION AND CLOSURE COSTS                                  capital including equipment replacements and ongoing mine
                                                                       development while $2.2 million was used for exploration,
        At June 30, 2004, total reclamation and closure                mainly at El Toqui and Bouchard-Hebert, $0.9 million was
costs were $36.1 million. Of this amount, $31.6 million was            spent on a new tailings dam at El Mochito and $1.0 million
the estimated fair value of the Company's obligation for               was spent on the initial development work at the Langlois
asset retirement at its mine sites as per the CICA Handbook            mine.
Section - 3110 "Asset Retirement Obligations", which was
adopted January 1, 2004 (See "Changes in Accounting                            FINANCIAL CAPABILITY
Policies"). Of the $31.6 million, $8.6 million is recorded
in current liabilities for reasons outlined in the                             With its existing working capital and credit
description of working capital above. The balance of $4.5              availability, the Company is well positioned to carry out
million reflects the accrued severance liabilities at the              its operating, capital and acquisition program as presently
various mine sites.                                                    contemplated.

        EQUITY                                                         OPERATING REVIEW

        At June 30, 2004, the Company had issued and                           The following tables summarize financial results for
outstanding Common Shares of 344.5 million compared with               each of the Company's operating mines.



        OPERATING REVIEW FOR THE QUARTER ENDED JUNE 30, 2004 AND 2003

                                                                Contribution
                                             Gross               (Loss) From              Non-cash               Capital
                                            Revenue          Mining Activities(1)         Costs(2)             Expenditures
($ millions)                            2004        2003       2004        2003       2004        2003       2004        2003
------------------------------------------------------------------------------------------------------------------------------

Bouchard-Hebert                         19.2        20.6        6.0        (0.6)       2.1         3.0        0.4           -
Bougrine                                 9.0        12.8       (1.9)       (1.9)       2.7         1.8        0.3         0.1
El Mochito                              15.3        16.5        3.3         0.3        1.0         1.0        2.2         0.5
El Toqui                                 7.4         6.1        0.4        (0.3)       0.9         0.8        2.7         1.3
Nanisivik                                  -         5.7       (0.2)       (0.7)       0.2         0.8          -           -
Langlois-                                  -           -          -           -          -           -        0.8         0.5
Unallocated                           (3)1.6           -        1.2        (0.2)       0.4         0.3        0.1        (0.4)
------------------------------------------------------------------------------------------------------------------------------
Total                                   52.5        61.7        8.8        (3.4)       7.3         7.7        6.5         2.0

        OPERATING REVIEW FOR THE FIRST HALF ENDED JUNE 30, 2004 AND 2003

                                                                Contribution
                                             Gross               (Loss) From              Non-cash               Capital
                                            Revenue          Mining Activities(1)         Costs(2)             Expenditures
($ millions)                            2004        2003       2004        2003       2004        2003       2004        2003
------------------------------------------------------------------------------------------------------------------------------
Bouchard-Hebert                         48.2        40.5       12.6        (0.6)       4.2         6.0        0.8           -
Bougrine                                20.0        17.8       (3.0)       (3.8)       4.6         3.9        0.4         0.5
El Mochito                              30.4        31.4        5.3           -        2.0         2.4        3.1         0.6
El Toqui                                13.1        14.5        0.3        (0.5)       1.7         1.5        5.5         2.9
Nanisivik                                  -        10.4       (0.4)       (1.9)       0.4         1.7          -           -
Langlois                                   -           -          -           -          -           -        1.2         0.9
Unallocated                           (3)0.9           -        0.4        (0.4)       0.5         0.3        0.5         0.4
------------------------------------------------------------------------------------------------------------------------------
Total                                  112.6       114.6       15.2        (7.2)      13.4        15.8       11.5         5.3

1)      After non-cash costs.
2)      Depreciation, depletion and reclamation costs.
3)      Hedge settlements and mark-to-market of outstanding hedge positions.



Renewed Commitment to Growth                                     4                                        Breakwater Resources Ltd.
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        NON-GAAP RECONCILIATION                                       prepared in accordance with generally accepted accounting
                                                                      principles and are not necessarily indicative of operating
NON-GAAP RECONCILIATION OF TOTAL CASH COSTS PER POUND OF              expenses as determined under generally accepted accounting
PAYABLE ZINC TO CONSOLIDATED FINANCIAL STATEMENTS                     principles. These measures intend to provide investors with information about the cash generating capabilities of the
                           FIRST HALF   SECOND QUARTER                Company's mining operations. The Company uses this
                          2004   2003   2004    2003                  information for the same purpose. Mining operations are
---------------------------------------------------------             capital intensive. These measures exclude capital
By-Product Credit ($ millions)                                        expenditures. Capital expenditures are discussed throughout
 Gross sales revenue                                                  the MD&A and the consolidated financial statements.
   per financial
   statements              112.6    114.5    52.5    61.7             PRODUCTION STATISTICS
Less zinc sales revenue    (90.9)   (79.8)  (45.3)  (37.7)
Inventory adjustment         7.5    (14.7)    7.8   (15.5)                    Production of zinc in concentrate in the second
---------------------------------------------------------             quarter ended June 30, 2004 totaled 87.9 million pounds
                            29.2     20.0    15.0     8.5             compared with 92.5 million pounds in the second quarter of
---------------------------------------------------------             2003. The reduced zinc production during the quarter
Treatments Charges                                                    reflects less mill production at the Bougrine and El Mochito
($ millions)                                                          mines, and lower head grades at El Toqui.
  Per financial statements  38.7     47.1    17.8    24.7
  Inventory adjustment       3.3     (8.2)    1.8    (7.3)            ZINC PRODUCTION
---------------------------------------------------------
                            42.0     38.9    19.6    17.4             (million pounds of zinc     FIRST HALF   SECOND QUARTER
---------------------------------------------------------             contained in concentrate)  2004    2003   2004    2003
Direct operating costs                                                ---------------------------------------------------------
($ millions)                                                          Bouchard-Hebert            67.5    63.1   36.0    33.3
  Per financial statements  45.3     58.9    18.6    32.6             Bougrine                   31.5    41.0   16.5    19.7
  Inventory adjustment       4.2     (5.1)    6.3    (6.5)            El Mochito                 43.6    46.8   20.9    21.7
---------------------------------------------------------             El Toqui                   30.7    36.6   14.5    17.8
                            49.5     53.8    24.9    26.1             ---------------------------------------------------------
Total Cash Costs                                                      Total zinc production     173.3   187.5   87.9    92.5
  - Canadian ($ millions)   62.3     72.6    29.5    35.0
  Exchange rate C$/US$    1.3390   1.4537  1.3597  1.3983                  PRODUCTION STATISTICS - ALL MINES
Total Cash Costs
  - US ($ millions)         46.5     49.9    21.7    25.0
Zinc pounds produced                                                                         FIRST HALF          SECOND QUARTER
  (millions)               146.2    158.0    74.0    77.9                                  2004      2003       2004       2003
Total Cash Costs per                                             -----------------------------------------------------------------
  pound of payable zinc                                          Ore Milled (tonnes)    1,216,266 1,312,223   607,106    656,606
  (US$)                     0.32     0.32    0.30    0.32          Zinc (%)                   7.3       7.3       7.4        7.2
                                                                 Concentrate Production
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER                Zinc (tonnes)          146,969   159,301    74,246     78,358
TONNE MILLED TO CONSOLIDATED    FINANCIAL STATEMENTS               Copper (tonnes)         11,900    13,023     5,773      4,580
                                                                   Lead (tonnes)           10,244    10,452     5,105      4,567
                           FIRST HALF   SECOND QUARTER             Gold (tonnes)            1,865     1,354       991        506
                          2004   2003   2004    2003             Metal in Concentrates
---------------------------------------------------------          Zinc (tonnes)           78,610    85,104    39,837     41,979
Direct operating costs ($                                          Copper (tonnes)          1,804     2,078       883        750
millions)                                                          Lead (tonnes)            6,855     7,005     3,452      3,070
  Per financial statements  45.3     58.9    18.6    32.6          Silver (ounces)      1,069,935 1,096,685   505,166    508,083
  Inventory adjustment       4.2     (5.1)    6.3    (6.5)         Gold (ounces)           15,308    12,808     8,917      5,556
---------------------------------------------------------        Minesite Operating Costs
Minesite Operating                                                 Per tonne milled (US$)   30.42     28.15     30.09      28.42
 Cash Costs                                                      Total Cash Costs
  - Canadian ($ millions)   49.5     53.8    24.9    26.1          Per lb. payable
---------------------------------------------------------          zinc (US$)                0.32      0.32      0.30       0.32
Exchange rate C$/US$      1.3390   1.4537  1.3597  1.3983

Minesite Operating                                                         BOUCHARD-HEBERT MINE
  Cash Costs - US ($        37.0     36.9    18.3    18.6
  millions)                                                                   The Bouchard-Hebert mine experienced an 8.6
                                                                      percent reduction in the tonnes milled in the second quarter
Tonnes milled          1,216,266 1,312,223 607,106 656,607            of 2004; however, zinc metal in concentrate increased by 7.9 percent over the same period in 2003 due to a higher zinc
Minesite Operating                                                    head grade and an improved zinc recovery. An improvement in
  Cash Costs Per                                                      the copper recovery resulted in a 17.7 percent increase in
  tonne milled (US$)       30.42    28.15   30.09    28.42            copper in concentrate in the second quarter of 2004 over the same period in 2003.
        Total Cash Costs per Pound of Payable Zinc and
Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures.
These measures should not be considered in isolation as a
substitute for measures of performance

Renewed Commitment to Growth                                     5                                        Breakwater Resources Ltd.

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

        PRODUCTION STATISTICS                                                 PRODUCTION STATISTICS

                            FIRST HALF      SECOND QUARTER                                        FIRST HALF      SECOND QUARTER
                            2004   2003     2004     2003                                         2004   2003     2004     2003
-------------------------------------------------------------         -------------------------------------------------------------
Ore Milled (tonnes)       513,158 551,471  256,342  280,412           Ore Milled (tonnes)       161,820 220,658   83,467  111,757
  Zinc (%)                    6.6     5.8      7.0      6.0             Zinc (%)                   10.8    10.3     10.8      9.7
  Copper (%)                  0.4     0.5      0.4      0.4             Lead (%)                    1.8     1.4      1.8      1.3
  Silver (g/t)                 28      38       29       34           Concentrate Production
  Gold (g/t)                  1.0     1.1      1.0      1.0             Zinc (tonnes)            26,411  34,052   13,769   16,323
Concentrate Production                                                   Recovery (%)              82.1    82.0     83.7     82.1
  Zinc (tonnes)            55,434  52,175   29,557   27,407              Grade (%)                 54.1    54.7     54.3     54.8
   Recovery (%)              90.7    89.5     90.9     90.1             Lead (tonnes)             3,405   3,402    1,808    1,528
   Grade (%)                 55.2    54.9     55.2     55.2              Recovery (%)              78.5    71.7     79.7     68.7
  Copper (tonnes)          11,900  13,023    5,773    4,580              Grade (%)                 65.5    66.6     67.3     66.4
   Recovery (%)              80.8    80.9     79.2     74.3           Metal in Concentrates
   Grade (%)                 15.2    16.0     15.3     16.4             Zinc (tonnes)            14,288  18,620    7,472    8,944
Metal in Concentrates                                                   Lead (tonnes)             2,230   2,265    1,217    1,015
  Zinc (tonnes)            30,617  28,639   16,317   15,121           Minesite Operating Costs
  Copper (tonnes)           1,804   2,078      883      750             Per tonne milled (US$)    45.54   35.32    45.70    36.05
  Silver (ounces)         142,948 209,973   70,561   77,324           Total Cash Costs
  Gold (ounces)             8,808  11,602    4,279    4,938             Per lb. payable zinc (US$) 0.42    0.35     0.41     0.38
Minesite Operating Costs
  Per tonne milled (Cdn.$)  33.00   35.72    32.06    34.74                   BOUGRINE MINE OUTLOOK
Total Cash Costs
  Per lb. payable                                                             Due to the interruptions in mining experienced
   zinc (US$)                0.26    0.29     0.23     0.29           during the first half of 2004, the tonnes to be processed
                                                                      for the year are now estimated to be 364,700 compared with the original estimate for 2004 of 375,800 tonnes, or a 3
        BOUCHARD-HEBERT MINE OUTLOOK                                  percent reduction. During the second quarter Breakwater
                                                                      Tunisia S.A. ("BWR Tunisia") entered into a contract to
        Closure of the mine is expected near the end of               accept ore from a government owned zinc/lead mining
the first quarter of 2005, with preliminary                           operation. Resources from this mine are lower in zinc and
reclamation work planned to begin in the fourth                       higher in lead than the ore from Bougrine. Thus zinc mill
quarter of 2004.                                                      head grade is anticipated to drop modestly while the lead
                                                                      mill head grade is expected to increase. In addition, site
        The Company continues with its exploration                    management is currently working on an internal feasibility
program on two known anomalies in close proximity to                  study to mine the neighbouring Bou Khil property on which
the mine, and will carry out geophysics and other                     BWR Tunisia has an option. The deposit is known to have a
exploration activities in the area of the mine                        minimum of 400,000 tonnes of resources and drilling to
throughout the remainder of the year. If successful,                  upgrade these resources to reserves is underway. Both of
this could extend the life of the mine, but it will                   these sources of mill feed will result in a modest extension
not prevent a temporary closure due to the time                       of the life of the mine. Nonetheless it is expected that the
requirements to develop a zone, if found.                             mine will cease operation sometime in 2005.

        BOUGRINE MINE                                                         Management undertook, in late 2003, to examine
                                                                      alternative uses for the Bougrine mill and infrastructure. A
        Zinc concentrate production decreased by 16.5                 study was initiated to determine the technical merit of
percent in the second quarter of 2004 compared with the               converting the facility to a clinker grinding and last-stage
second quarter of 2003 due to a reduction in the tonnes               cement producing plant. As well, a marketing study was
milled. Late in 2003, a reduced milling schedule (5 days per          undertaken. Both of these reports were received during the
week compared with the previous 7 days per week schedule)             second quarter of 2004 and a feasibility study was
was adopted in order to stockpile material on surface to              initiated. The preliminary findings indicated the
accommodate blending of the mill feed with the ultimate goal          appropriate price and costs that could be borne by the
being the improvement of metallurgical performance. Ground            project in order to generate an acceptable return following
control difficulties were experienced during the second               which the Company entered into discussions with the
quarter of 2004 in the higher grade F3 zone which                     government officials responsible for the project.
necessitated slowing down production and using more cemented          Implementation of the project is dependent on the outcome of
fill than planned.                                                    these discussions. Management expects that it will be in
                                                                      possession of all material information in order to draw a
                                                                      conclusion as to the viability of the project by the fourth quarter of 2004.

Second Quarter 2004                                              6
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

        EL MOCHITO MINE                                                       EL TOQUI MINE

        Production of zinc in concentrate at El Mochito                       The milled tonnage at El Toqui increased in the
decreased by 4 percent in the second quarter of 2004                  second quarter of 2004 due to improvements in the new
compared with the same period in 2003. This was due to lower          crushing plant, which aided in the delivery of material to
mine production and lower zinc recovery. The lead in                  the grinding plant. The zinc head grades in the second
concentrate produced increased by 9 percent in the second             quarter of 2004 were lower than in the same period in 2003
quarter of 2004 over the same period in 2003 due to a                 resulting in a 19 percent decrease in zinc metal production.
slightly higher lead head grade and improved recovery.                Gold head grades were higher resulting in an increase in
Silver production was similar in the two quarters.                    gold production. This is a direct reflection of the
                                                                      contribution of mining in the higher gold-grade area of
        PRODUCTION STATISTICS                                         Aserradero.

                            FIRST HALF      SECOND QUARTER                    Exploration work during the quarter targeted the
                            2004   2003     2004     2003             Concordia area. The second phase of drilling was successful
-------------------------------------------------------------         in extending the zinc mineralization 80 metres to the
Ore Milled (tonnes)       314,966 323,277  154,056  156,783           southeast along the sediment hosted mineralized horizon and
  Zinc (%)                    6.9     7.2      6.8      6.8           remains open in several directions.
  Lead (%)                    1.8     1.8      1.8      1.6
  Silver (g/t)                 91      85       88       87                   PRODUCTION STATISTICS
Concentrate Production
  Zinc (tonnes)            37,462  40,703   17,947   18,779                                       FIRST HALF      SECOND QUARTER
   Recovery (%)              91.4    91.8     91.0     91.7                                       2004   2003     2004     2003
   Grade (%)                 52.8    52.2     52.8     52.3           -------------------------------------------------------------
  Lead (tonnes)             6,839   7,050    3,297    3,039           Ore Milled (tonnes)       226,322 216,817  113,241  107,654
   Recovery (%)              81.7    82.3     81.2     80.8             Zinc (%)                    6.7     8.3      6.4      8.2
   Grade (%)                 67.6    67.2     67.8     67.6             Gold (g/t)                  1.2     0.3      1.6      0.3
Metal in Concentrates                                                 Concentrate Production
  Zinc (tonnes)            19,778  21,245    9,475    9,823             Zinc (tonnes)            27,389  32,371   12,973   15,849
  Lead (tonnes)             4,625   4,740    2,235    2,055              Recovery (%)              92.0    92.1     90.7     91.8
  Silver (ounces)         818,558 789,236  387,386  390,441              Grade (%)                 50.8    51.3     50.7     51.1
Minesite Operating Costs                                                Gold (tonnes)             1,865   1,354      991      506
  Per tonne milled (US$)    32.54   29.66    33.21    29.61              Recovery (%)              39.8    34.4     49.9     34.8
Total Cash Costs                                                         Grade (g/t)               63.9    16.2     94.1     21.5
  Per lb. payable zinc (US$) 0.30    0.30     0.31     0.31           Metal in Concentrates
                                                                        Zinc (tonnes)            13,927  16,600    6,573    8,091
        EL MOCHITO MINE OUTLOOK                                         Gold (ounces)             6,500   1,206    4,638      618
                                                                        Silver (ounces)         108,429  97,476   47,219   40,318
        In the first quarter the Company accelerated its              Minesite Operating Costs
development and exploration programs in various sectors of              Per tonne milled (US$)    29.74   27.73    29.06    28.05
the mine on targets with the most promise to increase                 Total Cash Costs
reserves and resources. Drilling continues to outline                   Per lb. payable
additional resources and reserves, principally in the Santo              zinc (U.S.$)              0.40    0.34     0.36     0.32
Nino and northeast Salva Vida areas.
                                                                              EL TOQUI MINE OUTLOOK

                                                                              With the installation of the new primary crusher in
                                                                      2003, the focus of increasing the milling capacity was
                                                                      placed on the grinding, dewatering and tailings disposal
                                                                      systems. The civil and mechanical aspects of the expansion were completed during the second quarter of 2004 with
                                                                      production ramp up taking place in June. A planned 25
                                                                      percent increase in mill throughput has been reached and the mine is gradually ramping up to meet the new mill capacity.
                                                                      This project is ahead of schedule and under budget.

Renewed Commitment to Growth                                     7                                        Breakwater Resources Ltd.

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

        LANGLOIS MINE                                                  contractor on site with a number of employees working at
                                                                       dismantling the Nanisivik industrial complex and preparing
        During the quarter, preparation work leading up to             it for shipment to their mining location, which is expected
the re-opening of the Langlois mine continued. The main                to occur in 2006.
focus of the work included detailed design of the new
material handling systems, detailed mine planning of Zone                      CARIBOU MINE
97, redesigning the paste-fill distribution system, updating
the power distribution system for the mine, equipment repair                   The Caribou Mine remained on care and maintenance
and stope design for Zones 3 and 4.                                    throughout the second quarter of 2004. However, during the first quarter an agreement was entered into with BIOTEQ
        NANISIVIK MINE                                                 Environmental Technologies Inc. of Vancouver B.C. for mine dewatering, water collection and water treatment services at
        There were a series of meetings convened with the              Caribou and Restigouche as well as general site management.
Nunavut Water Board (NWB), during the months of May and                The agreement with BIOTEQ is for a period of six years and
June. As a result of these meetings the NWB has given their            replaces various agreements that have previously been in
approval to proceed with the Closure and Reclamation Plan.             place between the parties. The agreement is conditional upon
An agreement with a contractor has been reached and work to            a four-month transition period.
clean-up the site, cover the tailings deposit and remove the
infrastructure will commence in late August 2004 and should                    CARIBOU MINE OUTLOOK
be completed during the summer of 2005.
                                                                               The Company is considering possible options for the
        Consistent with the signed agreement between                   Caribou and Restigouche properties.
CanZinco Ltd. and Wolfden Resources Inc., Wolfden has a

        SUMMARY OF QUARTERLY RESULTS

QUARTERLY RESULTS                            2002                          2003                        2004
                                         Q3        Q4       Q1         Q2        Q3      Q4        Q1        Q2
-----------------------------------------------------------------------------------------------------------------
Gross Sales Revenue ($ millions)         74.2     104.2    52.9        61.7     41.6     51.4      60.2      52.5
Net Earning (Loss) ($ millions)         (17.7)     (2.7)    (1.5)       9.2     (5.7)    (1.4)      2.2       4.4
  Per share basic                      ($0.09)   ($0.01)   $0.00      $0.05   ($0.02)   $0.00     $0.01     $0.01
  Per share diluted                       N/A       N/A      N/A      $0.05      N/A      N/A     $0.01     $0.01
YTD to the end of the Quarter (C$/US$) 1.5704    1.5701   1.5097     1.4537   1.4290   1.4004    1.3167    1.3390
Average realized zinc price (US$/t)       752       775      785        768      810      859     1,058     1,006
Average realized zinc price (C$/t)      1,181     1,217    1,185      1,116    1,157    1,202     1,393     1,347
Concentrate tonnes sold               139,425   180,448   89,653    116,366   78,626   93,519    86,030    76,061





Second Quarter 2004                                              8

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

        The quantity of concentrate sold directly affects                     OUTSTANDING SHARE DATA AND
gross sales revenue. The sale of concentrates can vary from                   FULL DILUTION CALCULATION
quarter to quarter depending on customer agreements and the
timing of shipping. The closure of the Nanisivik mine in                      For a complete description of certain elements
September 2002 reduced the amount of concentrate available            please refer to note 6 of the Company's 2003 annual
for sale in subsequent quarters. As all sales are based in            consolidated financial statements.
US dollars, changes in US/Canadian dollar exchange rate can
impact the realized Canadian dollar gross sales revenue.              SHARE DATA
                                                                      ---------------------------------------------------------
        The net earnings in 2003 were positively affected by          Common Shares or Securities Convertible
the foreign exchange gain on the US dollar denominated debt             into Common Shares                        July 23, 2004
as a result of the stronger Canadian dollar. As well, in the
second quarter of 2003 the Company realized a one-time gain           Common Shares                                 362,670,458
of $10.3 million on the sale of the Lapa Properties in
Quebec.                                                               Share Option Plan - Options
                                                                        Weighted average exercise price $1.07.       13,582,434

        CHANGES IN ACCOUNTING POLICIES                                1,000,000 warrants granted at $0.21,
                                                                        expire May 8, 2005.                             500,000
        As of January 1, 2004, the Company adopted the
following two new Accounting Policies.                                30,801,410 warrants granted at $0.20, 15,400,705
                                                                        expire March 2, 2007 and 15,400,705
        CICA Handbook Section 3870, Stock Based                         expire May 2, 2007.                          30,801,410
Compensation; the Company will expense the estimated fair
value cost of compensation options issued in each period.             3,000,000 warrants granted at $0.19,
                                                                        expire March 27, 2006.                        2,000,000
        CICA Handbook Section 3110, Asset Retirement
Obligations; the Company is required to estimate the fair             Warrants - exercise price at $1.00,
value of mine site reclamation based on the current laws and            expire January 28, 2009 - traded on TSX      33,571,429
regulations. The fair value estimate is set up as an asset            ---------------------------------------------------------
and a liability on the Balance Sheet, with the asset being            FULLY DILUTED                                 443,125,731
amortized over the life of the mine. As the policy must be
adopted retroactively to the point when each mine was
acquired or the legal obligation arises, the depreciation
related to prior periods was charged to Retained Earnings.                    /s/ Colin K. Benner
The fair value estimate must be reviewed on a regular basis
to reflect changes in laws and regulations, the estimated                     COLIN K. BENNER
scope of work and estimated costs. It is important to note                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
that in Honduras there is no legal obligation to conduct
site reclamation. Accordingly, in the case of El Mochito                      August 3, 2004
mine, the Company is prevented, by accounting regulations,
from setting up a liability representing the fair value                       OTHER INFORMATION
estimate of the reclamation and closure costs the Company
expects to incur upon depletion of El Mochito's reserves and                  Additional information regarding the Company is
resources sometime in the future.                                     included in the Company's Annual Report on Form 20-F filed with the Canadian securities regulators and the United
        As a result of the Company adopting these two new             States Securities and Exchange Commission ("SEC"), a copy of
standards, the Company restated its previously reported               which is posted on the SEDAR website at www.sedar.com and
financial information. See note 1 to the interim                      the SEC website at www.sec.gov.
consolidated financial statements for the period ended June
30, 2004 for the effects on adoption.



        CAUTIONARY NOTE
        CERTAIN STATEMENTS INCLUDED IN THIS 2004 SECOND QUARTER INTERIM REPORT, FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30,
2004 AND MANAGEMENT'S DISCUSSION AND ANALYSIS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE UNITED STATES PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995. THEY INCLUDE ESTIMATES AND STATEMENTS THAT DESCRIBE THE COMPANY'S FUTURE PLANS, OBJECTIVES
AND GOALS, INCLUDING WORDS TO THE EFFECT THAT THE COMPANY OR MANAGEMENT EXPECTS A STATED CONDITION OR RESULT TO OCCUR. SUCH
FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS OR
PERFORMANCE TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN SUCH STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL
RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED ARE DESCRIBED ABOVE AND IN THE COMPANY'S MOST RECENT ANNUAL REPORT
UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS" AND ANNUAL REPORT ON FORM 20-F UNDER "RISK FACTORS" ON FILE WITH
THE U.S. SECURITIES AND EXCHANGE COMMISSION AND CANADIAN PROVINCIAL SECURITIES REGULATORY AUTHORITIES. THE COMPANY DISCLAIMS ANY
OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, EVENTS OR OTHERWISE.


Renewed Commitment to Growth                                     9                                        Breakwater Resources Ltd.

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

Breakwater Resources Ltd.
CONSOLIDATED BALANCE SHEETS
As at June 30, 2004 and December 31, 2003
(Expressed in thousands of Canadian dollars)

                                                                                    JUNE 30,      December 31,
                                                                                     2004              2003
-------------------------------------------------------------------------------------------------------------------
                                                                                  (Unaudited)   (Restated - note 1)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                         $   33,969        $    6,388
Accounts receivable - concentrate                                                      5,558             7,450
Other receivables                                                                      7,477             5,650
Concentrate inventory                                                                 26,631            21,828
Materials and supplies inventory                                                      24,239            23,783
Prepaid expenses and other current assets                                              3,981             1,905
Future tax assets (note 7)                                                               688             1,190
-------------------------------------------------------------------------------------------------------------------
                                                                                     102,543            68,194
RECLAMATION DEPOSITS                                                                     100               100
MINERAL PROPERTIES AND FIXED ASSETS                                                  113,211           111,299
-------------------------------------------------------------------------------------------------------------------
                                                                                  $  215,854        $  179,593
===================================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (note 4)                                 $   29,712        $   18,761
Provisional payments for concentrate inventory shipped and not priced                  8,871             2,010
Short-term debt including current portion of long-term debt (note 2)                     650            10,329
Income and mining taxes payable                                                          140               252
-------------------------------------------------------------------------------------------------------------------
                                                                                      39,373            31,352
DEFERRED ROYALTY                                                                       1,340             1,340
LONG-TERM DEBT (note 3)                                                                1,419            15,517
RECLAMATION AND CLOSURE COST ACCRUALS (note 4)                                        27,496            34,253
FUTURE TAX LIABILITIES (note 7)                                                        1,732               962
-------------------------------------------------------------------------------------------------------------------
                                                                                      71,360            83,424
-------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock (notes 5(a) and 5(d))                                                  321,999           287,790
Warrants (note 5(a))                                                                   3,270                 -
Contributed surplus (note 5(d))                                                        2,779             1,991
Deficit                                                                             (183,716)         (190,291)
Cumulative translation adjustments                                                       162            (3,321)
-------------------------------------------------------------------------------------------------------------------
                                                                                     144,494            96,169
-------------------------------------------------------------------------------------------------------------------
                                                                                  $  215,854        $  179,593
===================================================================================================================

THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



Second Quarter 2004                                              10

Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Periods Ended June 30, 2004 and 2003
(Expressed in thousands of Canadian dollars except share and per share amounts)
(Unaudited)

                                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                        JUNE 30,                             JUNE 30,
                                                                2004             2003               2004               2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                             (Restated -                           (Restated -
                                                                                 note 1)                                note 1)
Gross sales revenue                                          $     52,474     $     61,667      $    112,646      $    114,577
Treatment and marketing costs                                      17,838           24,671            38,675            47,103
--------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                        34,636           36,996            73,971            67,474
--------------------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                             18,553           32,637            45,345            58,851
Depreciation and depletion                                          6,277            6,200            11,356            12,704
Reclamation and closure costs                                         984            1,511             2,060             3,076
--------------------------------------------------------------------------------------------------------------------------------
                                                                   25,814           40,348            58,761            74,631
--------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                          8,822           (3,352)           15,210            (7,157)
--------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative (note 5(d))                              3,487            1,539             5,436             2,914
Interest and financing                                                 44              881               186             1,584
Investment and other expense (income)                                 129             (578)              122              (607)
Foreign exchange loss (gain) on U.S. dollar
  denominated debt                                                      -           (4,742)              431            (9,771)
--------------------------------------------------------------------------------------------------------------------------------
                                                                    3,660           (2,900)            6,175            (5,880)
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                               5,162             (452)            9,035            (1,277)
--------------------------------------------------------------------------------------------------------------------------------

Other non-producing property costs                                  1,167           (9,779)            2,462            (9,196)
Income and mining taxes (recovery)                                   (391)             108                (2)              150
--------------------------------------------------------------------------------------------------------------------------------
                                                                      776           (9,671)            2,460            (9,046)
--------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                        4,386            9,219             6,575             7,769
DEFICIT - BEGINNING OF PERIOD (as restated note 1)               (188,102)        (192,392)         (190,291)         (190,942)
================================================================================================================================
DEFICIT - END OF PERIOD                                      $   (183,716)    $   (183,173)     $   (183,716)     $   (183,173)
================================================================================================================================

EARNINGS PER SHARE - BASIC (note 6)                          $       0.01     $       0.05      $       0.02      $       0.04
================================================================================================================================
DILUTED EARNINGS PER COMMON SHARE (note 6)                   $       0.01     $       0.05      $       0.02      $       0.04
================================================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING (note 6)                                        344,501,000      196,693,000       344,156,000       196,101,000
================================================================================================================================

THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


Renewed Commitment to Growth                                     11                                        Breakwater Resources Ltd.


Breakwater Resources Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods Ended June 30, 2004 and 2003
(Expressed in thousands of Canadian dollars)
(Unaudited)


                                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                        JUNE 30,                             JUNE 30,
                                                                2004             2003               2004               2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                             (Restated -                           (Restated -
                                                                                 note 1)                                note 1)
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net earnings                                                 $      4,386     $      9,219      $      6,575      $      7,769
Non-cash items:
  Depreciation and depletion                                        6,277            6,200            11,356            12,704
  Gain on sale of property                                              -          (10,336)                -           (10,336)
  Foreign exchange gain on U.S. dollar denominated debt                 -           (4,742)                -            (9,771)
  Other non-cash items                                                761            1,285               959             1,249
  Future income taxes                                                (194)             (57)            1,272                 9
  Reclamation and closure cost accruals                               984            1,511             2,060             3,076
--------------------------------------------------------------------------------------------------------------------------------
                                                                   12,214            3,080            22,222             4,700
Payment of reclamation and closure costs                             (243)            (708)             (495)           (1,524)
Changes in non-cash working capital items (note 10)                 1,146            4,207             3,603             7,978
--------------------------------------------------------------------------------------------------------------------------------
                                                                   13,117            6,579            25,330            11,154
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Increase in restricted cash                                           -          (10,741)                -           (10,741)
  Issue of common shares for cash (note 5(a))                          72               49            34,149               103
  Issue of warrants for cash (note 5(a))                                -                -             3,270                 -
  Increase (decrease) in short-term debt                               41           (5,746)           (9,719)           (7,626)
  Decrease in long-term debt                                           (1)               -           (14,107)                -
--------------------------------------------------------------------------------------------------------------------------------
                                                                      112          (16,438)           13,593           (18,264)
--------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Reclamation deposits                                                  -              (75)                -              (150)
  Mineral properties and fixed assets                              (6,543)          (2,020)          (11,500)           (5,284)
  Proceeds from sale of fixed assets and property                      18           10,616               158            10,616
--------------------------------------------------------------------------------------------------------------------------------
                                                                   (6,525)           8,521           (11,342)            5,182
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                         6,704           (1,338)           27,581            (1,928)
CASH AND CASH EQUIVALENTS
  - BEGINNING OF PERIOD                                            27,265            5,845             6,388             6,435
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
  - END OF PERIOD                                            $     33,969     $      4,507      $     33,969      $      4,507
--------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                   $         28     $        641      $        203      $       1,384
  Income and mining taxes                                    $        171     $         16      $        297      $         124


THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


Second Quarter 2004                                              12


Breakwater Resources Ltd.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Periods Ended June 30, 2004 and 2003
(Unaudited)


1.      BASIS OF PRESENTATION AND NEW PRONOUNCEMENTS                          The adoption of CICA 3110 has been applied
                                                                      retroactively and the effects on the consolidated financial
        BASIS OF PRESENTATION                                         statements are as follows:

        These interim consolidated financial statements of                    Increase (decrease) in Statement of Operations and
Breakwater Resources Ltd. (the "Company") for the three               Deficit amounts:
months and six months ended June 30, 2004 and 2003 have been
prepared in accordance with Canadian generally accepted                                          Three Months        Six Months
accounting principles ("Canadian GAAP") and follow the same                                             Ended             Ended
accounting principles and methods of application as those                                       June 30, 2003     June 30, 2003
disclosed in note 1 to the Company's consolidated financial           ----------------------------------------------------------
statements for the year ended December 31, 2003, except for           Depreciation and depletion          480               954
those new pronouncements described below. The accompanying            Reclamation and closure costs       952             1,928
interim unaudited consolidated financial statements include           ----------------------------------------------------------
all adjustments that are, in the opinion of management,               Net earnings                     (1,432)           (2,882)
necessary for fair presentation. These interim consolidated           Deficit - beginning of period    13,354            11,904
financial statements do not include all disclosures required          ----------------------------------------------------------
by Canadian GAAP for annual financial statements and,                 Deficit - end of period          14,786            14,786
accordingly, should be read in conjunction with the                   Earnings per share               ($0.01)           ($0.02)
Company's consolidated financial statements included in its
2003 Annual Report.                                                   Increase (decrease) in Balance Sheet amounts:

        NEW PRONOUNCEMENTS                                                                            December 31,
                                                                      ($000's)                                2003
        On January 1, 2004, the Company adopted the Canadian          --------------------------------------------
Institute of Chartered Accountants ("CICA") Handbook Section          ASSETS
3110 - "Asset Retirement Obligations" ("CICA 3110") which             Mineral properties and fixed assets    3,958
requires that the fair value of liabilities for asset
retirement obligations be recognized in the period in which           LIABILITIES
they are incurred. A corresponding increase in the carrying           Accounts payable and accrued
amount of the related asset is generally recorded and then              liabilities                           (695)
depreciated over the life of the asset. Over time, the                Reclamation and closure cost
liability is accreted to its present value each period, and             accruals                            22,183
the capitalized cost is amortized over the useful life of
the related asset. Upon settlement of the liability, an               SHAREHOLDERS' EQUITY
entity either settles the obligation for its recorded amount          Deficit                               18,098
or incurs a gain or loss upon settlement.                             Cumulative translation adjustment       (568)

        CICA 3110 is applicable to obligations that are                       On January 1, 2004, the Company adopted the CICA
required to be settled as a result of an existing law,                Handbook Section 3870 - "Stock-based Compensation and Other
regulation or contract related to asset retirements.                  Stock-based payments" ("CICA 3870") which requires that the
                                                                      Company use the fair value method of accounting for, and to
        Previously, the Company provided for estimated                recognize as compensation expense, its stock-based
reclamation and site restoration costs, where reasonably              compensation for employees.
determinable, net of salvage value, on a unit-of-production
basis over the estimated economic life of the related mine.                   The adoption of CICA 3870 has been applied
                                                                      retroactively and the effects on the consolidated financial statements are as follows:

                                                                              Increase (decrease) in Statement of Operations and
                                                                      Deficit amounts:

                                                                                                 Three Months    Six Months
                                                                                                     Ended          Ended
                                                                      ($000's)                  June 30, 2003    June 30, 2003
                                                                      ---------------------------------------------------------
                                                                      Administrative expenses         164             233
                                                                      ---------------------------------------------------------
                                                                      Net earnings                   (164)           (233)
                                                                      Deficit - beginning of period   252             183
                                                                      ---------------------------------------------------------
                                                                      Deficit - end of period         416             416
                                                                      ---------------------------------------------------------
                                                                      Earnings per share             $Nil             $Nil


Renewed Commitment to Growth                                     13                                        Breakwater Resources Ltd.


        Increase in Balance Sheet amounts:                                    On January 30, 2004, the Non-Revolving Credit
                                                                      Facility and the Supplemental Term Credit Facility were
                              December 31,                            fully repaid and cannot be redrawn. The Company's various
        ($000's)                      2003                            credit facilities were repaid using a portion of the
        ----------------------------------                            proceeds of the sale of units to a syndicate of underwriters
        Shareholders' Equity                                          (SEE NOTE 5(A)).
        Capital stock                   47
        Contributed surplus            409                            4.      RECLAMATION AND CLOSURE COSTS ACCRUALS
        Deficit                        456
                                                                              The Reclamation and Closure Costs Accruals shown on
        2003 FIGURES                                                  the balance sheet of $27,496,000 (December 31, 2003 -
                                                                      $34,253,000) includes a liability for asset retirement
        In addition to the restatements described under "New          obligations of $22,965,000 (December 31, 2003 - $30,237,000)
Pronouncements" above, certain of the 2003 figures have been          (see note 1 "New Pronouncements" above) and severance
reclassified to conform to the 2004 presentation.                     accruals of $4,531,000 (December 31, 2003 - $4,016,000). The current portion of the liability for asset retirement
2.      SHORT-TERM DEBT                                               obligations of $8,600,000 (December 31, 2003 - $Nil) is
                                                                      included in accounts payable and accrued liabilities on the
                                   JUNE 30,   December 31,            balance sheet.
($000's)                               2004           2003
----------------------------------------------------------            Asset Retirement Obligations - ($000's)
Syndicated Credit Facility                                            ----------------------------------------------
  - Revolver                              -          6,462            As at December 31, 2003                 30,237
  - Non-Revolving Credit Facility,                                    Accretion (included in reclamation
      current portion (note 3)            -          1,266              and closure costs)                       540
  - Supplemental Term Credit                                          Impact of foreign exchange                 107
      Facility, current portion                                       ----------------------------------------------
      (note 3)                            -            467            As at March 31, 2004                    30,884
Customer prepayments for                                              Accretion (included in reclamation
  zinc concentrate                        -            646              and closure costs)                       586
Other                                   650          1,488            Expenditures                               (30)
----------------------------------------------------------            Impact of foreign exchange                 125
                                        650         10,329            ----------------------------------------------
                                                                      As at June 30, 2004                     31,565
        On January 30, 2004, the Revolver was fully repaid.           Less: current portion included in
The Revolver is still available to be drawn against and as              accounts payable and accrued
at June 30, 2004, the amount available was $16,786,000.                 liabilities                            8,600
                                                                      ----------------------------------------------
3.      LONG-TERM DEBT                                                                                        22,965

                                   JUNE 30,   December 31,                    The estimated amount of undiscounted cash flows
($000's)                               2004           2003            required to settle the asset retirement obligations as at
----------------------------------------------------------            June 30, 2004 was $41,112,000 (December 31, 2003 -
Non-Revolving Credit                                                  $40,770,000). The expected timing of payments of the cash
  Facility (note 2)                       -         11,393            flows ranges from the year 2004 to 2017 and the
Supplemental Term Credit Facility                                     credit-adjusted risk-free rates at which the estimated cash
  (note 2)                                -          4,201            flows have been discounted range from 7.17% to 7.89%.
Reimbursable government assistance,
  discounted at rate of 8%            1,419          1,412
Customer prepayments for
  zinc concentrates                       -            646
Other                                     -          1,277
----------------------------------------------------------
Total                                 1,419         18,929
Less: current portion                     -          3,412
----------------------------------------------------------
                                      1,419         15,517


Second Quarter 2004                                              14


5.      CAPITAL STOCK AND STOCK OPTIONS                                       On January 28, 2004, the Company completed the sale
                                                                      of 57,142,858 units to a syndicate of underwriters at a
        (A) Common Shares                                             purchase price of $0.70 per unit, for net proceeds of
                                                                      $37,027,000, net of costs of issue of approximately
                                 NUMBER                               $2,973,000. Each unit consisted of one Common Share and
($000's)                        OF SHARES    AMOUNT                   one-half of one Common Share purchase warrant. Each whole
------------------------------------------------------                warrant entitles the holder to acquire one Common Share at a
As at December 31, 2003                                               price of $1.00 at any time until January 27, 2009. The fair
  - as originally reported       285,790   $  287,743                 value of the warrants, net of costs of issue, of $3,270,000
Adjustment relating to                                                is shown separately under shareholders' equity on the
  options exercised under                                             balance sheet as "Warrants".
  stock-based compensation
  (see note 1)                         -           47                         (B) Options transactions were as follows:
------------------------------------------------------
December 31, 2003 - Restated     285,790      287,790
Common shares issued for cash                                                                                     WEIGHTED-
  (see below)                     57,143       33,757                                              OPTIONS          AVERAGE
Exercise of warrants               1,250          243                                              (000's)   EXERCISE PRICE
Value ascribed to options                                             ------------------------------------------------------
  exercised under stock-based                                         As at December 31, 2003       8,885             $1.25
  compensation (see (D) below)         -           57                 Granted                         915              0.75
Adjustment to flow-through                                            Exercised                      (134)             0.19
  shares costs                         -            3                 Cancelled                       (19)             1.34
Employee share purchase plan          79           49                 ------------------------------------------------------
Employee share option plan                                            As at March 31, 2004          9,647             $1.22
  - proceeds of options                                               Granted                       4,000              0.68
  exercised                          133           25                 Exercised                       (18)             0.18
------------------------------------------------------                Cancelled                       (27)             0.18
As at March 31, 2004             344,395      321,924                 ------------------------------------------------------
Value ascribed to options                                             As at June 30, 2004          13,602             $1.07
  exercised under stock-based
  compensation (see (D) below)         -            3                         The following table summarizes the information about
Employee share purchase plan          96           69                 the share options outstanding at June 30, 2004:
Employee share option plan
  - proceeds of options
  exercised                           18            3
------------------------------------------------------
As at June 30, 2004              344,509      321,999


                                            OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
--------------------------------------------------------------------------  -----------------------------
                                                   WEIGHTED-
                                                     AVERAGE     WEIGHTED-                      WEIGHTED-
                                  NUMBER           REMAINING      AVERAGE          NUMBER         AVERAGE
RANGE OF                    OUTSTANDING          CONTRACTUAL     EXERCISE     EXERCISABLE        EXERCISE
EXERCISE PRICES                  (000's)                LIFE        PRICE         (000's)           PRICE
--------------------------------------------------------------------------  -----------------------------
$0.18 - $0.43                      4,977    8 years 157 days        $0.22           3,504           $0.22
$0.64 - $0.95                      5,015    5 years 4 days          $0.70           1,805           $0.71
$1.05 - $2.45                      1,618    3 years 270 days        $1.58           1,618           $1.54
$2.72 - $8.20                      1,992    4 years 99 days         $3.70           1,993           $3.70
--------------------------------------------------------------------------  -----------------------------
                                  13,602                                            8,920

Renewed Commitment to Growth                                     15                                        Breakwater Resources Ltd.

        (C) On June 1, 2004, the shareholders of the Company           6.      EARNINGS PER SHARE
approved an amendment to the share incentive plan ("the
Plan") which is described in note 1 of the Company's                           Earnings per Share ("EPS") has been calculated using
consolidated financial statements for the year ended                   the weighted-average number of shares outstanding during the
December 31, 2003, to increase the maximum number of Common            period. The diluted EPS gives effect to the exercise of all
Shares that may be issued under the Plan to 34,500,000                 outstanding options and warrants.
Common Shares, of which 7,500,000 will be the maximum number
that may be issued under the share purchase plan, 23,000,000                   The calculation of diluted earnings per share
will be the maximum number that may be issued under the                assumes that options and warrants with an exercise price
share option plan, and 4,000,000 will be the maximum number            lower than the average quoted market price were exercised at
that may be issued under the share bonus plan.                         the later of the beginning of the period, or time of issue.
                                                                       In applying the treasury stock method, options and warrants
        (D) The Company's share option plan is disclosed in            with an exercise price greater than the average quoted
note 6(G) of the Company's consolidated financial statements           market price of the Common Shares are not included in the
for the year ended December 31, 2003. Compensation expense             calculation of diluted earnings per share as the effect is
for the stock-based compensation plan for employees has been           anti-dilutive. The average quoted market price of the Common
determined based upon the fair value of awards granted on or           Shares during the three months ended June 30, 2004 was $0.47
after January 1, 2002. The compensation expense for the                (2003 - $0.16) and during the six months ended June 30, 2004
three months ended June 30, 2004 of $662,000 (2003 -                   was $0.58 (2003 - $0.19).
$164,000) and for the six months ended June 30, 2004 of
$848,000 (2003 - $233,000) are included in "General and                                           Three Months         Six Months
administrative" on the consolidated statements of operations                                    Ended June 30,    Ended June 30,
and deficit. Net compensation expense of $788,000 (2003 -              ($000's)                  2004     2003     2004     2003
$233,000), net of options exercised of $60,000 (2003 - $Nil)           ---------------------------------------------------------
were credited to "Contributed Surplus" and "Capital stock",            Weighted-average
respectively, under shareholders' equity on the balance                  number of
sheet.                                                                   Common Shares
                                                                         outstanding          344,501  196,693  344,156  196,101
        The fair value of each option grant has been                   Incremental
estimated using the Black-Scholes option-pricing model with              Common Shares
the following weighted-average assumptions:                              on assumed
                                                                         exercise of options
                           Three Months        Six Months                and warrants          21,911        -   24,780    1,643
                         Ended June 30,    Ended June 30,              ---------------------------------------------------------
                          2004     2003     2004     2003              WEIGHTED-AVERAGE
---------------------------------------------------------                NUMBER OF
Expected life (years)       10       10       10       10                COMMON SHARES
Risk free interest rate  4.65%    5.19%    4.53%    4.83%                USED FOR DILUTED
Expected volatility        34%      43%      34%      48%                EARNINGS PER
Dividend yield              0%       0%       0%       0%                SHARE                366,412  196,693  368,936  197,744



Second Quarter 2004                                              16

7.      INCOME AND MINING TAXES                                                 The Company had the following contracts which were
                                                                        outstanding as at June 30, 2004 and December 31, 2003:
        As at June 30, 2004 and December 31, 2003, the
significant components of the Company's future tax assets                                                    Average
(liabilities) were as follows:                                                                               Price
                                                                        JUNE 30, 2004        Quantity        (US)      Maturity
                                  JUNE 30,   December 31,               ------------------------------------------------------------
($000's)                              2004           2003               Silver forward sale  397,000 ounces  $7.75     July-December
---------------------------------------------------------                                                    per ounce          2004
Future tax assets                                                       December 31, 2003
  Loss carry forwards               14,174         19,043               ------------------------------------------------------------
  Mineral properties and                                                Zinc forward sale    4,600 tonnes    $969            January
    fixed assets                    57,678         56,062                                                    per tonne          2004
  Reclamation and closure                                               Silver call options  250,000 ounces  $5.42          January-
    cost accruals                   11,445          5,354                                                    per ounce      February
---------------------------------------------------------                                                                       2004
Future tax assets before                                                Gold call options    2,500 ounces    $395           January-
  valuation allowance               83,297         80,459                                                    per ounce      February
Valuation allowance                 82,609         79,269                                                                       2004
---------------------------------------------------------
Future tax assets                      688          1,190
---------------------------------------------------------
Future tax liabilities
Mineral properties - mining tax     (1,732)          (962)
---------------------------------------------------------
Net future tax (liabilities)        (1,044)           228
  assets


8.      FINANCIAL INSTRUMENTS

        The Company's policy for financial instruments is disclosed in note 8 of the Company's consolidated financial statements for the year ended December 31, 2003.

        COMMODITY PRICE RISK

        The profitability of the Company is directly related to the market price of metals produced. The Company attempts to reduces price risk by hedging against the price of metals for a portion of its production.

        The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options. No call options have been entered into in either 2004 or 2003 other than those described below.



Renewed Commitment to Growth                                     17                                        Breakwater Resources Ltd.


9.      SEGMENT INFORMATION

FOR THE SIX MONTHS ENDED JUNE 30, 2004
($000's)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  CORPORATE
                                                                                                                     AND    CONSOL-
GEOGRAPHIC LOCATION                LATIN AMERICA                            CANADA                       TUNISIA    OTHER   IDATED
------------------------------------------------------------------------------------------------------------------------------------
                                  EL      EL                               BOUCHARD
OPERATING SEGMENT            MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT  LANGLOIS           BOUGRINE
                                MINE    MINE    TOTAL       MINE     MINE      MINE      MINE    TOTAL      MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                   19,338   7,195   26,533          -        -    33,922         -   33,922    12,627      889    73,971
Depreciation and
  depletion                   (1,686) (1,529)  (3,215)         -        -    (3,349)        -   (3,349)   (4,413)    (379)  (11,356)
Reclamation and closure
  costs                         (312)   (151)    (463)      (357)    (183)     (814)      (43)  (1,397)     (200)       -    (2,060)
Contribution (loss)
  from mining activities       5,345     296    5,641       (357)    (183)   12,612       (43)  12,029    (2,970)     510    15,210
General and administrative         -       -        -          -        -         -         -        -         -   (5,436)   (5,436)
Interest and financing             -       -        -          -        -         -         -        -         -     (186)     (186)
Investment and other income
  (expense)                        -       -        -          -        -         -         -        -         -     (122)     (122)
Foreign exchange loss on
US dollar denominated debt         -       -        -          -        -         -         -        -         -     (431)     (431)
Other non-producing property
  (costs) income                   -       -        -     (1,685)    (717)        -       (62)  (2,464)        -        2    (2,462)
Income and mining (taxes)
  recovery                       (72)      -      (72)         -        -      (770)        6     (764)        -      838         2
Net earnings (loss)            5,273     296    5,569     (2,042)    (900)   11,842       (99)   8,801    (2,970)  (4,825)    6,575

Capital expenditures           3,094   5,544    8,638          -        -       762     1,199    1,961       403      498    11,500
Identifiable assets           39,886  43,042   82,928      6,703    2,111    19,703    43,604   72,121    19,750   41,055   215,854


        Information about major customers

        Of the Company's total consolidated net revenue in the six months ended June 30, 2004, revenue from one customer of
$33,198,000 that originated from the Bouchard-Hebert Mine and revenue from another customer of $7,547,000 consisted of $3,710,000 that originated from the El Mochito Mine, $2,363,000 that originated from the El Toqui Mine and $1,474,000 that originated from the
Bougrine Mine.



FOR THE SIX MONTHS ENDED JUNE 30, 2003
($000's)
(Unaudited) (Restated - note 1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  CORPORATE
                                                                                                                     AND    CONSOL-
GEOGRAPHIC LOCATION                LATIN AMERICA                            CANADA                       TUNISIA    OTHER   IDATED
------------------------------------------------------------------------------------------------------------------------------------
                                  EL      EL                               BOUCHARD
OPERATING SEGMENT            MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT  LANGLOIS           BOUGRINE
                                MINE    MINE    TOTAL       MINE     MINE      MINE      MINE    TOTAL      MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                   18,703   7,044   25,747      5,088        -    26,078         -   31,166     10,561        -    67,474
Depreciation and
  depletion                   (2,042) (1,334)  (3,376)         -        -    (5,408)        -   (5,408)    (3,756)    (164) (12,704)
Reclamation and closure
  costs                         (359)   (152)    (511)    (1,653)    (169)     (606)        -   (2,428)      (137)       -   (3,076)
Loss from mining activities      (38)   (456)    (494)    (1,926)    (169)     (627)        -   (2,722)    (3,777)    (164)  (7,157)
General and administrative         -       -        -          -        -         -         -        -          -   (2,914)  (2,914)
Interest and financing             -       -        -          -        -         -         -        -          -   (1,584)  (1,584)
Investment and other income        -       -        -          -        -         -         -        -          -      607      607
Foreign exchange gain on
US dollar denominated debt         -       -        -          -        -         -         -        -          -    9,771    9,771
Other non-producing
  property (costs) income          -       -        -       (236)    (832)        -       (49)  (1,117)         -   10,313    9,196
Income and mining (taxes)
  recovery                       (84)      -      (84)         -        -        (9)        3       (6)       151     (211)    (150)
Net earnings (loss)             (122)   (456)    (578)    (2,162)  (1,001)     (636)      (46)  (3,845)    (3,626)  15,818    7,769

Capital expenditures             606   2,871    3,477        (36)       -         -       955      919        503      385    5,284
Identifiable assets           32,024  31,917   63,941      8,415    3,285    25,137    40,977   77,814     30,017   24,189  195,961


        Information about major customers

        Of the Company's total consolidated net revenue in the six months ended June 30, 2003, revenue from one customer of
$25,584,000 that originated from the Bouchard-Hebert Mine and revenue from another customer of $7,427,000 consisted of $2,564,000 that originated from the Bougrine Mine and $4,863,000 that originated from the El Toqui Mine.



Renewed Commitment to Growth                                     18                                        Breakwater Resources Ltd.


FOR THE THREE MONTHS ENDED JUNE 30, 2004
($000's)
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  CORPORATE
                                                                                                                     AND    CONSOL-
GEOGRAPHIC LOCATION                LATIN AMERICA                            CANADA                       TUNISIA    OTHER   IDATED
------------------------------------------------------------------------------------------------------------------------------------
                                  EL      EL                               BOUCHARD
OPERATING SEGMENT            MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT  LANGLOIS           BOUGRINE
                                MINE    MINE    TOTAL       MINE     MINE      MINE      MINE    TOTAL      MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                    9,387   3,869   13,256          -        -    14,225         -   14,225     5,580    1,575    34,636
Depreciation and
  depletion                     (827)   (786)  (1,613)         -        -    (1,734)        -   (1,734)   (2,645)    (285)   (6,277)
Reclamation and closure
  costs                         (153)    (77)    (230)      (179)    (91)      (377)      (43)    (690)      (64)       -      (984)
Contribution (loss) from
  mining activities            3,312     388    3,700       (179)    (91)     6,033       (43)   5,720    (1,888)   1,290     8,822
General and administrative         -       -        -          -        -         -         -        -         -   (3,487)   (3,487)
Interest and financing             -       -        -          -        -         -         -        -         -      (44)      (44)
Investment and other income
  (expense)                        -       -        -          -        -         -         -        -         -     (129)     (129)
Other non-producing
  property (costs) income          -       -        -       (750)    (380)        -       (41)  (1,171)        -        4    (1,167)
Income and mining (taxes)
  recovery                       (23)      -      (23)         -        -      (494)        5     (489)        -      903       391
Net earnings (loss)            3,289     388    3,677       (929)   (471)     5,539       (79)   4,060    (1,888)  (1,463)    4,386

Capital expenditures           2,216   2,751    4,967          -        -       348       813    1,161       323       92     6,543
Identifiable assets           39,886  43,042   82,928      6,703    2,111    19,703    43,604   72,121    19,750   41,055   215,854


        Information about major customers

        Of the Company's total consolidated net revenue in the three months ended June 30, 2004, revenue from one customer of
$13,484,000 that originated from the Bouchard-Hebert Mine, revenue from another customer of $4,193,000 that originated from the
Bougrine Mine, revenue from a third customer of $3,851,000 that originated from the Bougrine Mine and revenue from a fourth customer of $3,531,000 that originated from the El Mochito Mine.



FOR THE THREE MONTHS ENDED JUNE 30, 2003
($000's)
(Unaudited) (Restated - note 1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  CORPORATE
                                                                                                                     AND    CONSOL-
GEOGRAPHIC LOCATION                LATIN AMERICA                            CANADA                       TUNISIA    OTHER   IDATED
------------------------------------------------------------------------------------------------------------------------------------
                                  EL      EL                               BOUCHARD
OPERATING SEGMENT            MOCHITO   TOQUI           NANISIVIK  CARIBOU   -HEBERT  LANGLOIS           BOUGRINE
                                MINE    MINE    TOTAL       MINE     MINE      MINE      MINE    TOTAL      MINE
------------------------------------------------------------------------------------------------------------------------------------

Net revenue                   10,497   2,778   13,275     2,801        -     13,128         -   15,929     7,792        -    36,996
Depreciation and
  depletion                     (897)   (737)  (1,634)        -        -     (2,748)        -   (2,748)   (1,724)     (94)   (6,200)
Reclamation and closure
  costs                         (170)    (73)    (243)     (818)     (85)      (306)        -   (1,209)      (59)       -    (1,511)
Contribution (loss) from
  mining activities              344    (318)      26      (706)     (85)      (592)        -   (1,383)   (1,901)     (94)   (3,352)
General and administrative         -       -        -         -        -          -         -        -         -   (1,539)   (1,539)
Interest and financing             -       -        -         -        -          -         -        -         -     (881)     (881)
Investment and other income        -       -        -         -        -          -         -        -         -      578       578
Foreign exchange gain on
US dollar denominated debt         -       -        -         -        -          -         -        -         -    4,742     4,742
Other non-producing
  property (costs) income          -       -        -       (95)    (387)         -       (28)    (510)        -   10,289     9,779
Income and mining taxes          (50)      -      (50)        -        -         57         2       59        (6)    (111)     (108)
Net earnings (loss)              294    (318)     (24)     (801)    (472)      (535)      (26)  (1,834)   (1,907)  12,984     9,219

Capital expenditures             454   1,315    1,769       (17)       -          -       465      448       141     (338)    2,020
Identifiable assets           32,024  31,917   63,941     8,415    3,285     25,137    40,977   77,814    30,017   24,189   195,961


        Information about major customers

        Of the Company's total consolidated net revenue in the three months ended June 30, 2003, revenue from one customer of
$13,130,000 that originated from the Bouchard-Hebert Mine, revenue from another customer of $5,727,000 consisted of $3,105,000 that originated from the Bougrine Mine and $2,622,000 that originated from the El Mochito Mine and revenue from a third customer of
$3,922,000 consisted of $2,806,000 that originated from the El Toqui Mine and $1,116,000 that originated from the Bougrine Mine.



Renewed Commitment to Growth                                     19                                        Breakwater Resources Ltd.
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

10.     ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS           11.     SUBSEQUENT EVENT

                            Three Months          Six Months                    On July 23, 2004, the Company acquired 100% of the
                          Ended June 30,     Ended June 30,             shares of Boliden Westmin (Canada) Limited ("BWCL") from
                          2004      2003     2004      2003             Boliden AB ("Boliden"). BWCL is the owner of the Myra Falls
------------------------------------------------------------            Mine, a zinc, copper and gold mine in British Columbia.
                             (Restated          (Restated
                             - note 1)          - note 1)                       The Company issued to Boliden 18,000,000 Common
------------------------------------------------------------            Shares, with a value of approximately $7,500,000, and
Accounts receivable                                                     5,000,000 warrants exercisable at $1.00 per Common Share
  - concentrate          3,001     (199)    2,641    10,568             with an expiry date of January 27, 2009.
Other receivables       (1,792)     315    (1,827)    1,545
Concentrate and                                                                 As part of the acquisition the Company assumed
  materials and                                                         environmental liabilities of approximately $21,500,000.
  supplies inventory    (6,669)   6,731    (3,935)    6,118             However, Boliden is required to maintain the posted
Prepaid expenses and                                                    environmental Letters of Credit for a period of one year,
  other current assets     459      189    (1,972)   (1,022)            after which time the Company is required to retire Boliden's
Accounts payable and                                                    obligation in this regard.
  accrued liabilities      677   (1,203)    2,029    (3,215)
Provisional payments
  for concentrate
  inventory shipped
  and not priced         5,568   (1,784)    6,779    (6,042)
Income and mining
  taxes payable            (98)     158      (112)       26
------------------------------------------------------------
                         1,146    4,207     3,603     7,978



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MANAGEMENT AND CORPORATE INFORMATION


DIRECTORS                J. Steven Hayes         TRANSFER AGENT                Computershare Trust        E-MAIL
Garth A. C. MacRae         VP, MARKETING         AND REGISTRAR                   Company Inc.             investorinfo@breakwater.ca
CHAIRMAN                 William M. Heath        Computershare Trust           350 Indiana Street,
Colin K. Benner            VP, ADMINISTRATION    Company of Canada             Suite 800                  WEBSITE www.breakwater.ca
Gordon F. Bub            Torben Jensen           100 University Ave., 9th Flr  Golden, Colorado
Donald K. Charter          VP, ENGINEERING       Toronto, ON M5J 2Y1           U.S.A. 80401               SHARES TRADED
Jonathan C. Goodman      John B. McCombe         Tel: (514) 982-7555           Tel: (303) 262-0600        Toronto Stock Exchange
Jan Johansson              VP, LATIN AMERICAN         (800) 564-6253           Fax: (303) 262-0603        Symbol - BWR
Allen J. Palmiere          OPERATIONS            Fax: (416) 263-9524
A. Murray Sinclair, Jr.  Norman L. Calder             (866) 249-7775           CORPORATE AND              AUDITORS
                           TREASURER             E-Mail:                       REGISTERED OFFICE          Deloitte & Touche LLP
OFFICERS                 Leroy A. Fong           service@computershare.com     95 Wellington Street West  Suite 1700
Colin K. Benner            CONTROLLER            www.computershare.com         Suite 950                  5140 Yonge Street
  PRESIDENT AND CEO      E. Ann Wilkinson        Toronto, Ontario M5J 2N7      Toronto, Ontario M5J 2N7   Toronto, ON M2N 6L7
John D. Bracale            CORPORATE SECRETARY   CO-TRANSFER AGENTS            Tel: (416) 363-4798        Tel: (416) 601-6150
  VP, LATIN AMERICA AND                          Computershare Trust           Fax: (416) 363-1315
  CORPORATE LOGISTICS                              Company of Canada
Richard R. Godfrey                               510 Burrard Street
  VP, FINANCE AND CFO                            2nd Floor
  (ACTING)                                       Vancouver, BC V6C 3B9



Second Quarter 2004                                              20
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